Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Amersham plc

(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification No.)

Amersham Place Little Chalfont Buckinghamshire, England HP79NA (Address of principal executive offices)	None (Zip Code)

Amersham plc 2001 Executive Share Option Scheme
(Full title of the plan)

Jeffrey J. Freedman, Esq.
Vice President & General Counsel
Amersham Health Inc.
101 Carnegie Center
Princeton, NJ 08540-6231
(Name and address of agent for service)

(609) 514-6402
(Telephone number, including area code, of agent for service)

Copy of all communications to:
Brian J. Dougherty
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-4833

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)

Ordinary Shares	1,000,000	$61.80	$61,800,000	$4,999.62
Less Fee Credit				<$4,999.62>
Net Fee				$0

(1)	This registration statement covers 1,000,000 Ordinary Shares of the Company which may be offered or sold pursuant to the Amersham plc 2001 Executive Share Option Scheme (formerly called the Nycomed Amersham plc 2001 Executive Share Option Scheme). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plan. This registration statement also relates to an indeterminate number of Ordinary Shares which may be issued upon stock splits, stock dividends, or similar transactions in accordance with Rule 416.

(2)	Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based upon the average of the high and low November 6, 2003 sales prices of the Company’s Ordinary Shares on the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited. The price per share has been converted into U.S. dollars using the applicable exchange rate on November 6, 2003.

(3)	Unsold securities registered in connection with the Amersham North America Stock Option Plan 2000 shall be deregistered on the date of filing of this Registration Statement. Registration fees associated with 2,500,000 of securities under the Amersham North America Stock Option Plan 2000 will be offset against the current registration fee in accordance with Rule 457 of the Securities Act and Release No. 33-7943.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This registration statement on Form S-8 (the “Registration Statement”) relates to the registration of an additional 1,000,000 shares (the “Shares”) of Common Stock. The Shares are securities of the same class and relate to the same employee benefit plan, the Amersham plc 2001 Executive Share Option Scheme, as those registered pursuant to the Registrant’s registration statement on Form S-8, previously filed with the Securities and Exchange Commission on July 11, 2001. The earlier registration on Form S-8, Registration No. 333-13712, is hereby incorporated by reference in this document.

Item 8. Exhibits.

     The following is a list of exhibits filed as part of this Registration Statement.

Exhibit
Number	Exhibit
5.1	Opinion of Freshfields

23.1	Consent of PricewaterhouseCoopers

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buckinghamshire, England on November 6, 2003.

AMERSHAM PLC

By:	/s/ Giles F.B. Kerr

Giles F.B. Kerr
Finance Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Giles F.B. Kerr such person’s true and lawful attorney-in-fact and agent, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such filing, as fully as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on November 6, 2003.

Signature	Title

/s/ Robert E. B. Allnutt Robert E. B. Allnutt	Secretary

/s/ George Battersby George Battersby	Director

/s/ Donald H. Brydon Donald H. Brydon	Chairman

/s/ William N. Castell William M. Castell	Chief Executive (Principal Executive Officer)

/s/ David Challen David Challen	Director

/s/ John H. Johansen John H. Johansen	Director

/s/ Giles F.B. Kerr Giles F.B. Kerr	Finance Director (Principal Financial Officer)

/s/ Peter Loescher Peter Loescher	Director

Signature	Title

/s/ Johan Fr. Odfjell Johan Fr. Odfjell	Deputy Chairman

/s/ John S. Patterson John S. Patterson	Director

/s/ Keith Peters Keith Peters	Director

/s/ Jacques F. Rejeange Jacques F. Rejeange	Director

/s/ Erik Thorsby Erik Thorsby	Director

/s/ Jeffrey J. Freedman Jeffrey J. Freedman	Authorized Representative in the United States

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Amersham plc 2001 Executive Share Option Scheme has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey on November 6, 2003.

AMERSHAM PLC 2001 EXECUTIVE SHARE OPTION SCHEME

By:	/s/ Giles F.B. Kerr

Name: Giles F.B. Kerr
Title: Finance Director